EXHIBIT 10.31

                   BAREBOAT CHARTER AND PURCHASE AGREEMENT

                             DATED MARCH 29, 2001

                                   BETWEEN

                 PRESIDENT RIVERBOAT CASINO   NEW YORK, INC.

                                     and

                             SOUTHERN GAMING, LLC

                ----------------------------------------------
                              m.v. "NEW YORKER"
                ----------------------------------------------

                             Henry Gusky, Esquire
                           Blumling & Gusky, L.L.P.
                            1200 Koppers Building
                              436 Seventh Avenue
                            Pittsburgh, PA  15219


THIS BAREBOAT CHARTER AND PURCHASE AGREEMENT is made and concluded this 29th day of March, 2001

BY AND BETWEEN:

PRESIDENT RIVERBOAT CASINO   NEW YORK INC., a company duly organized under the
laws of the State of Delaware, having its principal place of business at 800
N. First Street, St. Louis, MO, 63102 (the "Owner")

and

SOUTHERN GAMING, LLC, a limited liability company, duly organized under the laws of the State of South Carolina, having its principal place of business at 3004 Highway 21, Fort Mill, South Carolina 29715 (the "Charterer").

WHEREAS
(A) The Owner is the documented owner of 100% of the motor vessel "NEW YORKER", registered under the U.S. flag, as further defined herein;

(B) The Charterer wishes to charter on a bareboat basis a vessel to be used as a floating casino on "cruises to nowhere" for passengers to and from Surfside, Texas; and

(C) For this purpose, the Owner has confirmed to the Charterer that the m.v. "New Yorker" is available for bareboat charter and sale and the Charterer wishes to hire the Vessel on a bareboat charter basis and sale on an "as is where is" basis, and the Owner is willing to charter and sell the Vessel on such basis, on the terms and conditions set out below.


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NOW IT IS HEREBY AGREED AS FOLLOWS:

1.  Definitions

In this Bareboat Charter, the following terms shall have the meanings hereby assigned to them:

  1.1 "Associate" means any entity or corporation which is a primarily owned subsidiary of the relevant party or the parent company of the relevant party or any company or corporation which is an affiliate of the relevant party and which is a wholly owned subsidiary of the same parent company;

  1.2 "Banking Day" means a day (other than a Saturday or a Sunday) which Firstar Bank of St. Louis, Missouri, or its successor, is open for business in St. Louis, Missouri;

  1.3 This "Charter" means this bareboat charter agreement as the same may be supplemented or amended from time to time by agreement in writing between the parties and includes the Appendices attached hereto;

  1.4 "Charter Period" means the period determined pursuant to this Agreement;

  1.5 "COI" means a valid Certificate of Inspection issued by the United States Department of Transportation, U.S. Coast Guard.

  1.6  "Crew" means any person working on the Vessel;

  1.7  "Delivery" has the meaning ascribed to it in this Agreement;

  1.8 "Hire" means the charter hire payable in accordance with this Agreement;

  1.9  "Month" means a calendar month;

  1.10 "Total Loss" means the actual, constructive, compromised or agreed total loss of the Vessel or such a major casualty of the Vessel resulting in repairs to the Vessel which will exceed in value Six Million Dollars ($6,000,000.00). In the event Total Loss occurs during the Charter Period, the Charterer shall have no residual value in the Vessel, nor any equity in the Vessel and all insurance proceeds shall exclusively be the property of the Owner.

  1.11 "Vessel" means the m.v. "New Yorker", bearing U.S. Coast Guard official number 538911, including all equipment and appurtenances and more particularly described in Appendix "A" hereto.

2.  Effectiveness; Initial Payment

  2.1 This Charter shall become effective upon signing by both parties and may be signed by facsimile and in more than one counterpart. The individuals signing the Charter hereby warrant and represent that they have complete and full authority to execute the Agreement on behalf of their respective

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companies, and that each of the parties has the complete ability to execute the Charter with no prohibitions whatsoever;

  2.2 The Charterer, upon the signing of this Agreement by both parties, shall immediately pay the Owner Four Hundred Thousand Dollars ($400,000.00) in guaranteed funds, as the first payment due under the Charter, as specified in
Exhibit   , attached hereto and made a part hereof.

  2.3 At the time this Agreement is executed by the parties, the Charterer shall also execute an appropriate Closing Distribution Statement evidencing this transaction and an Affidavit made pursuant to Section 212.05(2) of the Florida Sales and Use Tax Code.

3.  Charter Period

  3.1 The Charter Period shall commence at the time and date of Delivery (as defined herein) and shall continue without interruption during the term hereof, or terminate sooner in the event of default or Total Loss, or in accordance with the terms of this Agreement.

4. At the termination of the Charter, or sooner, in the event that principal payments of Nine Million Dollars ($9,000,000.00) plus all applicable interest due thereon and all other sums due the Owner are paid by the Charterer to Owner, as well as all Sales and Use Taxes are paid by the Charterer that arise out of this Agreement, and the Charterer is not in default hereunder, the Owner shall transfer ownership of and title to the Vessel to the Charterer, in its then present condition, free and clear of all liens and encumbrances, except those liens and encumbrances created or caused by the Charterer.

  4.1  Prior to Delivery hereunder, the Charterer shall:

    4.1.1 obtain at its sole effort, cost and expense, deliver to Owner an irrevocable, financial guaranty surety bond, issued in favor of Owner, by a licensed professional surety, approved by the Owner, in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00). The term of the bond shall be for the duration of the Charter, plus an additional thirty-six (36) months beyond such termination, unless the Charterer first purchases the Vessel for Cash at Closing, as set forth in the above paragraph, in which event such bond shall terminate after all unpaid creditors arising out of this Charter are paid. The terms and conditions of the bond must be approved in advance by the Owner. The bond shall serve as security to cover and pay for all breaches under the Charter, pay all third party claims arising out of the Charter including wages and all unpaid insured and uninsured, and unsecured and secured claims and for the payment of any damage done to the Vessel before or during redelivery, as well as for all unpaid tort claims;

    4.1.2 in lieu of Charterer having a financial guaranty bond issued to Owner, as aforesaid, at their discretion, all the principals of the Charterer and their spouses must contemporaneously enter into a personal guaranty agreement with Owner, personally guaranteeing that the principals shall promptly pay and satisfy each and every unpaid claim against the Charterer that is a lien or could become a lien entered against the Vessel and for the payment of any and all unpaid Sales and Use Tax due as a result of this

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Agreement.

    4.1.3 provide evidence in such form that is reasonably acceptable to the Owner that the Certificate of Financial Responsibility and all insurances Owner requires pursuant to this Agreement, including Liquor Liability have been secured and paid for.

  4.2 The Vessel shall be accepted by the Charterer and taken over by the Charterer where it is safely moored and afloat alongside Beyel Brothers Pier in Port Canaveral, Florida, immediately after execution of this Agreement by both parties and payment by the Charterer of the Four Hundred Thousand Dollars ($400,000.00) first payment due hereunder. The Owner warrants and represents to the Charterer that at the time of Delivery hereunder, the Vessel shall be documented and conform to the description set out in Appendix A hereto, be suitable for the carriage of passengers and comply with all regulations applicable to U.S. flag passenger vessels operating in U.S. coastal waters, and be properly documented, except with respect to the COI, which requirements must be completed by the Charterer after it takes Delivery.

  4.3 Immediately after Delivery of the Vessel to Charterer, the Charterer, at its sole expense, shall deliver the Vessel to Atlantic Marine Shipyard and dry dock the Vessel and undergo a Hull inspection and undertake all required repairs necessary to complete and pass the Hull inspection. The Owner, at its sole expense, shall also complete a pre-hire survey while the Vessel is in dry dock. All fees and expenses incurred while the Vessel is in dry dock, including the Hull inspection, all repairs to complete the Hull inspection, as well as any other repairs, except the pre-hire survey, shall be paid for by the Charterer, before the Vessel leaves Atlantic Marine Shipyard. All repairs or alterations to the Vessel which the Charterer desires to make or is required to make, must first be approved by the Owner in writing, whose decision shall be final, but whose consent will not be unreasonably withheld.

  4.4 All expenses incurred and paid by the Charterer for the dry dock, Hull inspection and necessary repairs required as a result thereby, shall be totalled, and that sum shall be reduced by $100,000.00, and the remaining balance shall then be equally applied by Charterer, on a 1/3 basis, as a partial credit against the next three (3) monthly charter hire payments due Owner by Charterer. All other repairs incurred by Charterer at Atlantic Marine Shipyard are at the sole expense of the Charterer and shall not be included as part of this charter hire credit, as specified herein.

  4.5 Notwithstanding the Trading Limits defined below, the Owner authorizes the Vessel's voyage from Atlantic Marine Shipyard to Surfside, Texas, following completion of its dry dock, Hull inspection and repairs resulting therefrom.

5.  Trading Limits

  5.1 The Vessel shall be employed by the Charterer for the purposes of operating "cruises to nowhere" to and from Surfside, Texas or, with the express written consent of the Owner, such other lawful trade permitted by any relevant COI as the Charterer shall obtain at its sole expense and which use shall be fully covered by insurance.

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
  5.2 Subject to the Clause above, the Charterer undertakes not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of this Agreement and the instruments of insurance (including any warranties expressed or implied therein) without first obtaining both the express written consent to such employment by the insurers and the Owner and further, complying with all requirements as to payment of extra premium or otherwise as the insurers may prescribe or such additional requirements set by Owner. The Charterer shall notify the Owner in writing of all consents given by the insurers as aforesaid.

  5.3 The Charterer shall comply with all federal, state and local laws, statutes, regulations and rules applicable to their employment and operation of the Vessel.

  5.4 The Owner makes no representation or warranty whatsoever as to the Charterer's ability to perform under this Charter Agreement and/or the legality of "cruises to nowhere". Further, the Charterer unequivocally agrees and acknowledges that it shall take delivery of the Vessel and has chartered it in an "as is, where is" condition.

6.  Surveys

  6.1  Survey on Delivery and Redelivery   The Owner shall appoint a surveyor
for the purpose of determining the condition of the Vessel at the time the Vessel is in dry dock at Atlantic Marine Shipyard for the Hull inspection and at the time of the redelivery hereunder if the Charterer for any reason does not take title to the Vessel. The Owner shall pay the expenses of the Pre-Hire Survey, but the Charterer shall pay the cost of the Off-Hire Survey any dry docking expenses relating to the Vessel, after the expiration of the Charter, in the event the Charterer does not take title to the Vessel.

7.  Inspection

  7.1  Inspection   The Owner shall have the absolute right at any time to
inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. Inspection or survey in dry-dock shall not be permitted unless the Vessel shall then be in dry-dock. The fees for such inspections or surveys shall be payable by the Owner except to the extent that the Vessel is found to require repairs or maintenance in order to achieve the condition specified in this Agreement, in that event the inspection fees shall be the sole obligation of the Charterer. All time taken regarding inspection, survey or repairs shall count as time on hire and shall form part of the Charter Period.

  7.2 The Charterer shall provide to the Owner at the end of every calendar month, copies of all log books, including but not limited to the deck, engine room, air-conditioning and maintenance logs, together with the results of all oil samples taken for analysis. The Charterer shall also permit the Owner to inspect the Vessel's log books whenever requested, and Charterer shall whenever required by the Owner, furnish Owner with full information regarding any casualties or accidents or damage or repairs or renewals to the Vessel. The Charterer shall also forward to Owner, at the end of every calendar month,

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all accident and/or incident reports and all Form 2692 Reports filed with the
U.S. Coast Guard.

8.  Inventories and Consumable Oil and Stores

  8.1 A complete inventory of the Vessel's entire equipment, outfit, appliances and of all consumable stores on board the Vessel shall be made by the Charterer in conjunction with the Owner at the time of Delivery and again on redelivery of the Vessel in the event the Charterer does not take title to the Vessel.

  8.2 The Charterer shall at the time of Delivery and take over of the Vessel, immediately pay to Owner for all bunkers, unused lubricating oil, water and consumable stores on the Vessel at the then current market prices at the port of delivery. Provided however, Charterer's obligation to pay for such items shall not exceed Five Thousand Dollars ($5,000.00).

  8.3 In the event the Charterer does not take title to the Vessel, the Owner shall take redelivery of the Vessel, but Owner shall not owe Charterer any money whatsoever for all bunkers, unused lubricating oil, water and consumable stores on the Vessel and shall take ownership to such items upon redelivery of the Vessel.

9.  Maintenance and Operation

  9.1  Subject to the provisions herein:

    9.1.1 the Vessel shall during the Charter Period be in the full possession and at the absolute disposal for all purposes of the Charterer and under their complete control in every respect, except as provided otherwise under this Charter;

    9.1.2 the Charterer shall completely maintain the entire Vessel and all equipment thereon, including her machinery, boilers, appurtenances and spare parts, together with all of her accommodation facilities, in a good state of repair, in an efficient operating condition and in accordance with good commercial maintenance practices, at Charterer's sole expense.

  9.2 The Charterer shall also be responsible, at its sole expense, for all repairs, renewals or replacements of any nature whatsoever of machinery, equipment and to any part of the Vessel, subject to the provisions hereinafter:

    9.2.1 the Charterer shall immediately report to Owner all necessary major repairs, renewals or replacements to be made or should be made, whereupon the Charterer shall have the necessary repairs, renewals and replacements done, at its sole expense, as soon as practicable, failing which the Owner shall have the right to make such repairs for the account of the Charterer and upon written notice to the Charterer shall pay Owner, and the Charterer hereby agrees to indemnify, hold harmless and defend the Owner in respect to all reasonable costs associated therewith;

    9.2.2  the time used in making any such repairs or renewals or

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replacements for which the Charterer is responsible under this Charter
(whether effected by the Charterer or the Owner and whether or not covered by insurance) and which prevents the working of the Vessel shall count as time on hire and shall form part of the Charter Period;

    9.2.3 the Charterer shall exercise all best efforts in making the repairs, renewals and replacements at its sole cost;

    9.2.4 the Charterer agrees that the Owner shall not be liable hereunder to the Charterer for any loss of revenue whatsoever for any reason, except in the case of an intentional, gross, willful default and/or willful, intentional, gross negligence on the part of the Owner.

  9.3 In the event of a breakdown of machinery or equipment, the following provisions shall apply:

    9.3.1 the Charterer shall report the event as soon as reasonably practicable to the Owner and shall have the necessary repairs, renewals and replacements done, at Charterer's expense, as soon as practicable, failing which the Owner shall have the option to make such repairs for the account of the Charterer and the Charterer shall indemnify, hold harmless and defend the Owner in all respects for all reasonable costs associated therewith;

    9.3.2 all time used in making any such repairs or renewals or replacements for which the Charterer is responsible under this Charter (whether effected by the Charterer or the Owner and whether covered by insurance or not) shall count as time on hire provided that if such work is performed by the Owner, it shall use all best efforts to minimize the loss of time and to enable the Vessel to maintain or resume her operations as soon as practicable.

  9.4 The Charterer shall at its own expense and by its own procurement, man, navigate, operate, supply and fuel the Vessel whenever required during the Charter Period and shall pay all charges and expenses of every kind and every nature whatsoever incidental to its use and operation of the Vessel under this Charter, including the payment of any and all federal, municipality and state taxes. The Charterer shall notify the Owner prior to Delivery hereunder of the identity of any managers appointed by them and immediately thereafter of any changes thereto.

  9.5 The Master, officers and crew of the Vessel shall be the sole servants of the Charterer for all purposes whatsoever, even if for any reason appointed by the Owner. The Charterer shall comply with all statutes, regulations, rules and applicable law regarding officers and crew.

  9.6 Subject to the Owner's prior approval which shall not be unreasonably withheld, the Charterer shall change the Vessel's name as soon as practicable after her arrival at Surfside, Texas. The Charterer shall not operate the Vessel under the name New Yorker under any circumstances once the Vessel reaches Surfside, Texas. The Charterer, with Owner's prior approval, shall also have the liberty to paint the Vessel in their own colors, install and display their funnel insignia and fly their own house flag. Change of name, painting and re-painting, installment and re-installment to be solely on the

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Charterer's account and the time used thereby to count as time on hire.
Within twenty (20) days after the Vessel reaches Surfside, Texas, Charterer shall file an application with the U.S. Coast Guard Documentation Office for the change of the Vessel's Hailing Port to Surfside, Texas. In the event the Charterer does not take title to the Vessel for any reason, following redelivery hereunder, the Owner shall promptly change the Vessel's name and funnel insignia and reinstate the Vessel in her previous colors solely at the Charterer's sole expense.

  9.7 The Charterer shall make no changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owner's prior written approval thereof, such approval not to be unreasonably withheld or delayed. The Charterer shall, if the Owner so requires, restore the Vessel to its former condition before the termination of the Charter, in the event any approved changes are made. Provided that nothing in this Clause shall prevent, restrict or limit the performance by the Charterer of their obligations under this Charter, including their obligation to maintain the Vessel.

  9.8 The Charterer shall have the use of all outfit, equipment and appliances on board the Vessel at the time of Delivery, provided the same or their substantial equivalent shall be returned to the Owner on redelivery in the same good order and condition as when received, in the event the Charterer does not take title to the Vessel. The Charterer shall from time to time during the Charter Period replace such items of equipment which are damaged or worn. The Charterer is to procure all repairs to or replacement of any damaged, worn or lost parts or equipment and must be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel in any respect.

  9.9 Any marine signal apparatus, blinker lights, radar, sonar, radio and other communications or navigational equipment on the Vessel at time of Delivery shall be kept and maintained by the Charterer and the Charterer shall assume the obligations and liabilities of the Owner under any contracts in connection therewith and shall reimburse the Owner for all expenses incurred in connection therewith, and for any new equipment required in order to comply with radio regulations. Provided however, the Charterer shall not be obligated to make any financial payments on any outstanding installment purchase contracts due by the Owner for such equipment.

  9.10 The Charterer's maintenance of the Vessel hereunder shall also include washing down the Vessel to remove salt crust, as frequent as necessary, but not less than every week and, from time to time as required, in addition to preparing, priming and painting all damaged surfaces and bare metal to prevent rust blisters, as and when necessary or when Owner reasonably requires such service.

  9.11 The Charterer and all affiliates relating to its operation shall provide the Owner with copies of all of their monthly financial statements, on an accrual basis, certified by the Charterer's CFO or other appropriate officer, by the fifteenth day of the next following month.

10.  Hire

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  10.1  The Charterer shall pay for the use and hire of the Vessel in the amounts set forth in the Schedule which appears as Exhibit herein, which is made a part hereof. Hire specified hereunder is exclusive of Sales and Use Tax, which shall also be paid at the time the Hire is paid by the Charterer. Hire shall be paid, with interest, plus applicable Sales and Use Tax exactly as scheduled in Exhibit .

  10.2 Payment of the Hire shall be made by wire transfer to the Owner's account as specified in Exhibit , attached hereto and made a part hereof.

  10.3 In the event of a Total Loss, Hire shall cease from the date and time when the Vessel was lost. Any Hire paid in advance shall be adjusted accordingly.

  10.4  In default of payment of Hire by the Charterer beyond a period of five
(5) days from the Due Date, the Owner shall be entitled to receive interest from the Due Date at the rate of fifteen percent (15%) per annum until paid. The Owner shall also be entitled to withdraw the Vessel from the service of the Charterer and take possession of the Vessel by using self help and without written notice or noting any protest and without interference by any court whatsoever or any other formality whatsoever, and without prejudice to any other claims the Owner may otherwise have against the Charterer under the Charter in the event the Charter Hire is not paid for a period of fifteen (15) days.

  10.5 The Vessel shall be on Hire from the date of Delivery and Hire shall be payable to Owner each month during the Charter Period as provided in Exhibit , unless provided otherwise in this Charter.

  10.6 Interest at the rate of fifteen percent (15%) per annum shall also be payable by the Charterer or for any other sums that are due Owner hereunder from their due date.

11.  Transfer of Title and Ownership

  11.1 Provided the Charterer is not in default and makes all payments due under the Agreement, including interest and Sales and Use Tax, the Owner shall, within thirty (30) Banking Days, transfer title to the Vessel to the Charterer or its assigns, free and clear of all liens and encumbrances, except those liens and encumbrances created by the Charterer. This transfer of the Vessel is a conveyance of a separate, identifiable segment of Owner's business and is Owner's only operating asset.

12.  Quiet Possession

  12.1 Provided the Charterer is not in default hereunder, the Owner warrants that during the Charter Period the Owner will not interfere with the Charterer's quiet use, possession and enjoyment of the Vessel in accordance with and subject to the terms and conditions contained in this Charter, except to enforce the terms of this Charter.

13.  Insurances and Repairs


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  13.1  During the Charter Period the Vessel shall be kept fully insured by the Charterer, at their sole expense, for Hull and Machinery and Protection and Indemnity against all risks in such forms as the Owner shall approve at its sole discretion, which approval shall not be unreasonably withheld or delayed and the Charterer shall also procure its own Certificate of Financial Responsibility in respect to pollution risks. Such Hull and Machinery and P and I marine insurances shall be arranged by the Charterer to protect the interests of both the Owner and the Charterer and the Charterer shall be at liberty to protect under such insurances the interests of any managers they may appoint or any equipment they may place on the Vessel, except that such coverages shall not interfere with the Owner's property or any rights therein. Further, the Owner shall be solely named as loss payee under such Hull & Machinery insurances. The parties shall co-operate in relation to the insurances required hereunder and all insurance policies shall be in the joint names of the Owner and the Charterer as their interests may appear. The Charterer shall also acquire at its own expense and maintain during the Charter Period such additional insurances including General Comprehensive, Pollution, Liquor Liability, Property, Workers' Compensation and Business Interruption in such amounts and with such deductibles as the Owner may reasonably require, and such insurances shall name the Owner as additional insured on such policies as the Owner requires. All insurers shall be first approved in writing by the Owner. The parties agree that Charterer shall use its best efforts to timely acquire the insurance required herein, and as a result they agree, if at all possible, to use the services of Owner's marine insurance broker in order to expedite the purchase of coverages required. Possession of the Vessel cannot be taken by the Charterer until all insurances have been acquired and paid for, except that the Owner may waive this provision in writing to permit the Vessel to be taken to dry dock at Atlantic Marine Shipyard. In that case, the Vessel cannot leave Atlantic Marine Shipyard until all required insurance coverages have been obtained and paid for, and reasonable proof thereof delivered to Owner. Further, in that event, Charterer shall pay to Owner the reasonable cost of using its insurance at the time it takes Delivery of the Vessel, for the use of the insurance during the time the Vessel is delivered to Atlantic Marine Shipyard and the Vessel remains at the Shipyard, until the Charterer obtains its own insurance. The Vessel cannot leave the Shipyard until all insurances required by this Agreement have been purchased.

   13.2 The Charterer agrees, in respect of the insurances for which they are responsible, to:

    13.2.1 punctually pay all premiums, calls, contributions or other sums and to produce receipts when so required by the Owner and to immediately notify the Owner in writing of any non-payment of the same;

    13.2.2 renew all insurances at least thirty (30) days in advance before the relevant policies or contracts expire;

    13.2.3 provide to the Owner certified copies of all slips, cover notes, policies, certificates of entry or other instruments issued from time to time;

    13.2.4 provide letters of undertaking and/or notice of cancellation from the brokers or relevant managers and confirming that the insurers will provide

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the Owner with not less than thirty (30) days advance notice of any cancellation or non-renewal of all such required insurances in such form as the Owner may reasonably require.

  13.3 Subject to the terms herein, the Charterer shall, subject to the approval of the Owner and the Insurers, effect and complete all insured and uninsured repairs and shall undertake settlement and payment of all costs in connection with such repairs as well as insured charges, expenses and liabilities and the Charterer shall provide all such assistance as is reasonably requested by the Owner.

  13.4 Should the Vessel become a Total Loss under the insurances required under this Clause, without prejudice to the rights and obligations of the parties hereunder, which shall be reserved, this Charter shall terminate as of the date of such loss and all insurance payments for such loss shall be paid to the Owner. The Charterer agrees to immediately notify the Owner of any occurrences in consequence of which the Vessel is likely to become a Total Loss.

  13.5 The Charterer agrees that certified duplicates of all insurance, including cover notes, policies and certificates of entry shall be immediately furnished to the Owner upon issuance.

  13.6 The Owner and the Charterer shall upon the reasonable request of the other party, promptly execute all such documents as may be required to enable the parties to abandon the Vessel to insurers and claim a constructive total loss.

  13.7 For the purpose of insurance, Hull coverage under the insurance provision herein, the value of the Vessel is Ten Million Dollars ($10,000,000.00), and Owner shall be named as the sole payee under the Hull policy and any payment under the Hull policy shall be made exclusively to the Owner and such payment proceeds shall be the sole property of the Owner. This sum shall be exclusive of any equipment owned or leased by the Charterer, for which it shall obtain its own separate insurance coverage.

  13.8 The Charterer shall be responsible for payment of all insurance deductibles and all claims management costs in relation to casualties and/or claims and/or incidents of any kind arising under this Charter and the Charterer shall be responsible for all other deductibles, including deductibles and claims management costs arising in relation to all Hull and P&I insurance and all third party claims.

14.  Redelivery

  14.1 In the event the Charterer does not take title to the Vessel for any reason, other than a total loss, the Charterer shall redeliver, at the Charterer's Sole cost, the Vessel to Owner, afloat at a safe berth, designated by the Charterer at Port Canaveral or such other comparable port. The Charterer shall give the Owner not less than 30 running days' preliminary and not less than 14 days' definite notice of expected date of redelivery.

  14.2  Subject to compliance by the Charterer with their obligations

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hereunder, if the Vessel is redelivered to the Owner for any reason, the
Vessel shall be in the same or as good structure, state and condition as that in which the Vessel was delivered to Charterer.

  14.3 In the event the Vessel is returned to the Owner, the Post Hire Survey shall be conducted within ten (10) Days of redelivery hereunder, for which purpose the Owner shall permit access to the Vessel of up to two representatives of the Charterer to attend such survey. The Post Hire Survey shall include a dry docking.

15.  Non-Lien and Indemnity

  15.1 The Charterer will not suffer, nor permit to be continued, any lien or encumbrance of any kind whatsoever, incurred by the Charterer or their agents, servants and employees, to the Vessel.

  15.2 The Charterer further agrees to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of President Riverboat Casino   New York, Inc. of
New York. It is under charter to Southern Gaming, LLC, and by the terms of the Charter neither the Charterer nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever, except for crew's wages and salvage".

  15.3 The Charterer shall indemnify, hold harmless and defend the Owner against any claim or lien of whatsoever nature (other than created by the Owner) arising upon the Vessel during the Charter Period while the Vessel is under the control of the Charterer, or under this Agreement, and against any claims or penalties levied against the Vessel or Owner arising out of or in relation to the operation of the Vessel by the Charterer. Should the Vessel be arrested arising out of the Vessel's operation hereunder by the Charterer, the Charterer shall at its own expense use its best efforts to insure that within fifteen (15) days of any arrest, the Vessel shall be released at Charterer's own expense and Charterer shall put up any necessary bail or security to secure such release of the Vessel.

  15.4 The Charterer agrees that the ship managers retained by them shall provide timely notice of a written assurance to the Owner upon the date on which the crew pay roll has been paid in respect of each pay period that the crew employed by them have been paid. Such notice shall be made upon each pay period.

  15.5 Prior to or at the time of ordering any necessaries for the Vessel, including but not limited to stevedoring services, repairs, supplies, towage, insurance, and the use of a dry dock or marine railway, the Charterer shall provide any and all suppliers of such necessaries with written notice, in the form attached hereto as Exhibit , of the existence of this prohibition of lien clause, and that the Charterer has no authority to bind or lien the Vessel, and acknowledging that the supplier is relying solely on the credit of the Charterer and not on the credit of the Vessel. The Charterer shall obtain the signature of an authorized representative of all such suppliers of

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necessaries on a copy of the aforesaid written notices, and the Charterer shall retain the signed copies of all such written notices and also forward a copy of all such signed written notices to the Owner.

16.  Salvage/General Average

  16.1 Except in the event of a total loss, all salvage and towage performed by the Vessel shall be for the Charterer's benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterer.

  16.2 General Average, if any, shall be adjusted according to York-Antwerp Rules 1994 or any subsequent modification thereof current at the time of the casualty. Charter hire not to contribute to general average.

17.  Wreck Removal

  17.1 In the event of the Vessel becoming a wreck or obstruction to navigation the Charterer hereby indemnifies and holds the Owner harmless and shall defend the Owner against any sums whatsoever which the Owner shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

18.  Ship's Documentation

  18.1 The Owner shall provide documentation relating to the Vessel, such as a stability letter, Certificate of Documentation and Certificate of Inspection without the local marine safety office conditions, including drilling and manning requirements, or any other Coast Guard requirements incidental to the location where the Charterer will operate the Vessel.

  18.2 It is the sole obligation of the Charterer to obtain all necessary inspections and meet all necessary requirements fur use of the Vessel at the Charterer's intended area of use.

19.  Assignment and Sub-Demise

  19.1 The Charterer shall not assign this Charter nor sub-demise the Vessel, unless expressly approved in writing by the Owner.

20.  Law

  20.1 This Charter shall be governed by and construed in accordance with the Maritime Law of the United States and laws of the State of Missouri.

21.  Dispute Resolution

  21.1 Except as otherwise provided elsewhere in this Charter, all disputes arising out of or in connection with this Charter shall be determined in accordance with the following provisions.

  21.2 For the purpose of this clause a dispute shall be deemed to arise when one party serves on the other party a notice in writing (a "Notice of Dispute") stating the nature of the dispute.

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  21.3  All disputes shall initially be addressed by a panel comprising at least one and not more than three senior representatives of each party which will be the forum for dispute resolution (the "Panel"). The parties shall convene the Panel at an appropriate location at St. Louis, Missouri within five (5) Banking Days of the service of a Notice of Dispute. Failure by either party to make available the representative or a designated party within such period will entitle the other party to refer the dispute in the case of a technical dispute to the Expert (as defined below) pursuant to this clause or to arbitration pursuant to this Agreement. Each of the parties shall bear their own costs associated with all matters relating to the Panel. The Panel shall issue a written report detailing any agreed findings, recommendations and stating a reasonable period within which the parties shall implement such recommendations.

  21.4 In the event that the dispute is not resolved pursuant to the paragraph above within three (3) Banking Days of convening the Panel, either party shall be entitled to refer any dispute of a technical nature to the surveyor appointed to conduct the on-hire and off-hire survey hereunder, provided that he is suitably qualified in relation to the matter(s) in dispute and accepts appointment on the terms set out herein or to such other expert mutually agreed by the parties (in either case the "Expert").

  21.5 The party wishing to make an appointment of the Expert shall serve written notice to that effect on the other party and with such notice shall give details of the dispute which it is proposed shall be resolved by the Expert, provided that in the event that the said matter is a dispute such notice may not be served until a Notice of Dispute has been served on respect of that dispute.

  21.6 Within three (3) days from the service of the notice referred to above, the parties shall meet and endeavor to agree upon the selection and the terms of appointment of the Expert.

  21.7  The terms of appointment of the Expert shall contain provisions that:

    21.7.1 the Expert shall act as an expert and the final determination of the Expert referred to shall be final and binding on all the parties as to technical aspects of the dispute, but as to no other matters;

    21.7.2 the Expert shall not later than five (5) business days after his appointment call the parties to a meeting at a reasonable location at Houston, Texas, or such other reasonable location near where the Vessel is docked, at which time and place the Expert shall raise any matters requiring clarification (whether arising out of his contract of appointment or otherwise) and lay down the procedural rules to be applied which rules shall comply with the terms of this Agreement;

    21.7.3 the Expert shall have the power to open up, review and revise any certificate, opinions, decisions, instruction, direction, valuation, requisitioned or notice and to determine all matters referred to him in accordance with the terms of his appointment;

    21.7.4  the Expert shall furnish the parties with a draft of his proposed

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
determination of the dispute or other matter referred to him (including his reasons in draft) in respect of which both parties shall be entitled to make representations to the Expert for the period of five (5) Banking Days after receipt of the said draft;

    21.7.5 the Expert shall render his determination in writing as soon as reasonably practicable after expiry of the of the party's right to make representations as above and shall give full written reasons for his determination;

    21.7.6 all reasonable costs of the parties and the Expert shall be costs in cause (i.e. the loser shall pay the winner's reasonable costs).

  21.8 In the event that the parties are unable to agree upon the selection of an Expert or the terms of his appointment, the dispute shall be referred by either party to arbitration in accordance with this Agreement.

  21.9 Subject to Clauses 20.1 to 20.8 above, any and all disputes arising out of or in connection with this Charter shall be referred to arbitration. The place of arbitration shall be St. Louis, Missouri, and the arbitration shall be subject to the rules and regulations of the American Arbitration Association ("AAA") then in force. The reference shall be to a sole arbitrator who shall be experienced in both commercial and maritime law and shall be undertaken in accordance with the expedited procedure under the AAA rules contained in the Commercial Arbitration Rules of the AAA. Paragraph 15 of the Commercial Rules shall apply in relation to the appointment of the arbitrator except that the period of time for appointment therein shall be no more than seven (7) Banking Days. Any award shall be final and binding.

  21.10 Without prejudice to the provisions above, the parties hereby submit to the exclusive jurisdiction and venue of the state courts sitting at St. Louis County, Missouri or the United States District Court for the Eastern District of Missouri, Eastern Division, situated in St. Louis, Missouri, to the exclusion of the courts of any other state or county. The courts aforesaid shall have jurisdiction to determine all matters ancillary to the arbitration proceedings and to enforce any arbitral award.

22.  Charterer's Equipment

  22.1 Subject to the Owner's prior written approval (not to be unreasonably withheld) the Charterer shall have the right to install additional equipment (including, without limitation, gaming tables and machines and equipment ancillary thereto) at their sole expense and sole risk, such equipment put on board by the Charterer to remain at Charterer's risk and provided that the Charterer is not in default hereunder, the Charterer shall remove such equipment at the end of the Charter Period (ensuring that any damage so caused to the Vessel is completely repaired to Owner's satisfaction) unless otherwise agreed with the Owner.

23.  Inventory

  23.1 The Vessel shall be delivered with certain equipment, stores and spares as per the attached inventory (Appendix B) as determined on inspection

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at Delivery.

24.  Owner's Default

  24.1  While this Charter is in force:

    24.1.1 the Owner shall commit any material breach of the terms hereof and shall fail to remedy the same within ten (10) days of notice from the Charterer requiring that such breach be remedied; or

    24.1.2 the Vessel is requisitioned for hire or title by any governmental or other competent authority (irrespective of the date during the Charter Period when such requisition may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time) or the Owner is deprived of their ownership in the Vessel by any compulsory acquisition of the Vessel by any governmental or other competent authority (irrespective of the date during the Charter period when such acquisition may occur); and

in any such event the Charterer may terminate this Charter with immediate effect by notice in writing to the Owner.

25.  Charterer's Default

  25.1  While this Charter is in force:

    25.1.1 the Charterer shall commit any breach of the terms of this Agreement and shall fail to remedy the same within the required period to remedy. The term "breach" shall include, without limitation, a situation where there is outstanding at any one time against the Vessel, a lien or liens in respect of a debt or debts of the Charterer; or

    25.1.2 the Charterer shall fail to pay any debt of more than $3,000 that is not in dispute to any person (other than the Owner) and which remains due and unpaid or unsecured for more than ten (10) days after it is due and the Charterer fails to pay or secure such debt within five (5) days notice in writing given by the Owner to the Charterer;

    25.1.3 the Charterer shall fail to pay the crew pay roll in any pay period on the due date and the same is not paid within two (2) Days after it is due;

    25.1.4 a receiver or similar officer is appointed of the whole or a material part of the undertaking or assets of the Charterer (or any of them); or

    25.1.5 the Charterer applies for the appointment of a trustee in bankruptcy, administrator or liquidator of themselves or of all or a substantial part of their assets; or admit in writing to their inability to pay their lawful debts as they mature; or make a general assignment to their creditors or make a composition with their creditors or commence negotiations with any one or more of their creditors with a view to the general re-adjustment or re-scheduling of their indebtedness; or file a voluntary

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petition in bankruptcy or a petition or order seeking re-organization or an arrangement with creditors to take advantage of any insolvency law or become a party to an involuntary petition in bankruptcy;

  then and in any such event the Owner may terminate this Charter Party with immediate effect by notice in writing to the Charterer.

26.  Termination

  26.1 In the event of termination in accordance with this Charter, without prejudice to the rights of the parties under this Charter or at law, the Owner's obligation to let and the Charterer's obligation to hire the Vessel shall cease with immediate effect and the Charterer shall arrange to immediately remove the Passengers and its effects, without damage to the Vessel, from the Vessel at the first practical opportunity and the Owner shall be permitted to take peaceful possession of the Vessel.

27.  Severance/Change of Law

  27.1 If any provision of this Charter or part thereof is or becomes invalid, illegal or unenforceable in any respect under any law:

    27.1.1 the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; and

    27.1.2 the parties shall negotiate in good faith new provisions to eliminate the invalidity, illegality or unenforceability and to restore this Charter as near as possible to its original intent and effect.

    27.1.3 If "cruises to nowhere" are judicially determined to be illegal, this Charter and all obligations hereunder shall continue, notwithstanding such rulings.

28.  Notices

  28.1 Any notice required or permitted to be given under this Charter shall be in writing and sent by facsimile (provided in each case a hard copy of the same is sent by, prepaid United States First Class Mail, or United States Certified Mail, or by a nationally recognized overnight delivery service, prepaid, such as Federal Express) addressed as follows:

if to the Owner:

President Riverboat Casino   New York Inc., 800 N. First Street, St. Louis, MO
63102, Fax No.: 1 (314) 622-3172; For the attention of John Aylsworth, CEO with copies to:

(a)  Ralph Vaclavik, Chief Financial Officer, President Riverboat Casino   New
York Inc. 800 N. First Street, St. Louis, MO 63102, Fax No.: 1 (314) 622-3049;
and

(b)  Terry Wirginis, c/o Gateway Clipper Inc., 9 Station Square Dock,

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Pittsburgh, PA  15219, Fax No. 1 (412) 765-2544; and

(c) Henry Gusky, Esq., Blumling & Gusky, LLP, 1200 Koppers Building, 436 Seventh Avenue, Pittsburgh, PA 15219, Fax No. 1 (412) 227-2050; and

(d)  Don Dobson, President Riverboat Casino   New York, Inc., 800 N. First
Street, St. Louis, MO 63102, Fax No. 1 (319) 359-1388.

if to the Charterer:

Southern Gaming, LLC, 3004 Highway 21, Fort Mill, South Carolina, 29715,
Attention: Tom Ferrell, Majority Member, Fax No. 1 803 547 3181;

Michael T. Howe, Esq., 223 East Main Street, Suite 403, Rock Hill, South Carolina 29371, Fax No. 1 803 324 0056;

and in each case to such other person or address or addressees as any party may notify in writing to the other party hereto.

  28.2 Any such notice shall be deemed to have reached the party to whom it is addressed in the case of notice given by fax or telex, upon confirmed transmission.

29.  Time of Essence

  29.1 Time shall be of the essence in relation to the performance by the parties of their respective obligations under this Charter.

30.  Confidentiality

  30.1 The terms and conditions of this Charter shall be kept strictly private and confidential at all times. Nothing in this clause shall prevent or inhibit such disclosure as is required to be made by law (including any order of a court of competent jurisdiction or of a duly constituted arbitration panel) or the rules of any stock exchange or the (US) Securities and Exchange Commission in connection with the listing of the shares of the Owner or the requirements of any governmental or other regulatory authority whether or not having the force of law to the parties' advisors, attorneys, and tax consultants.

  30.2 The obligations contained in this clause shall endure, even after the termination of this Charter, until two (2) years after the date of termination of this Charter in accordance with its terms.

31.  Taxes

  31.1 The Charterer shall pay all local, State, National taxes and/or dues arising out of this Agreement, assessed on the Vessel or the Owner (including all Sales and Use Tax) resulting from the Charter and sale hereunder, whether assessed during or after the time this Charter terminates.

  31.2 The payment of all Sales and Use Tax due herein whatsoever, as a result of this Agreement shall be the exclusive responsibility of the

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Charterer and all such payments shall be made by the Charterer.

32.  Brokerage

  32.1 The Charterer and Owner agree that the only broker involved regarding this transaction is Coastal Passenger Vessels, Ltd. and all fees due this Broker shall be paid by the Owner and Owner hereby indemnifies Charterer for any brokerage fees due Coastal Passenger Vessels, Ltd. Charterer hereby indemnifies and holds the Owner harmless for any other Broker's claim for a Brokerage fee due as a result of Charterer's conduct and shall defend all such claims.

33.  Gaming License

  33.1 The Charterer represents to the Owner that as of the date of this Charter, all the members of the Charterer and all of the Charterer's Affiliates or Associates have no felony convictions.

  33.2 In the event that the act(s) of any of the members, managers, directors and senior officers of the Charterer or any of its Associates or Affiliates results in any relevant governmental authority threatening to revoke or rescind any gaming license of the Owner or their Associates, the Owner shall promptly give the Charterer written notice of the same identifying the act(s) complained of and identifying what remedial action is required in order to satisfy the requirements of the relevant authority. Should the Charterer fail to take the required remedial action within fourteen (14) Banking Days, the Owner, without liability of any kind whatsoever on behalf of the Owner, shall have the right to terminate this Charter upon written notice to the Charterer. Provided that if no remedial action is possible by the Charterer, the Owner shall be entitled to absolutely terminate upon not less than fourteen (14) Banking Days notice given by the Owner to the Charterer identifying the act(s) complained of and certifying that it is not capable of remedy, without liability of any kind whatsoever on behalf of the Owner.

IN WITNESS WHEREOF the parties hereto have caused this Charter to be signed by their duly authorized signatories this 23rd day of March, 2001.


For and on behalf of:                     For and on behalf of:


PRESIDENT RIVERBOAT                       SOUTHERN GAMING, LLC
CASINO-NEW YORK, INC.


By:  /s/ Ralph J. Vaclavik                By:  /s/ Thomas A. Ferrell
   --------------------------------          ---------------------------------

Name:  Ralph J. Vaclavik                  Name:  Thomas A. Ferrell
     ------------------------------           --------------------------------

Title:  Sr. VP & CFO                      Title:  Majority Member
      -----------------------------             ------------------------------

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In the presence of:                       In the presence of:

/s/ Chris Bernotas                        /s/ Michael T. Howe
-----------------------------------       ------------------------------------